Exhibit 99.1

For investor relations information, contact:	For trade press information, contact:
Jana Ahlfinger Bell, 972.819.0700	Kevin Nolan, 972.819.0710
e-mail: jbell@efji.com	e-mail: knolan@efji.com

EF Johnson Technologies, Inc. Announces

2008 Financial Results and Restatement of 2007

Irving, TX – March 31, 2009 – EF Johnson Technologies, Inc. (NASDAQ: EFJI) today announced its results for the fourth quarter and year ended December 31, 2008.

Fourth quarter revenues increased $0.6 million, or 2.4%, to $25.3 million from $24.7 million for the same period of 2007.  The operating loss for the fourth quarter of 2008 was $21.1 million compared to an operating loss of $16.2 million for the same period of 2007.  The fourth quarter operating loss for 2008 and 2007 included non-cash charges for an impairment of goodwill of $14.9 million and $5.5 million, respectively, as well as non-cash charges for impairment to other 3eTI intangibles of $3.5 million and $0.3 million, respectively.  These impairments were related to changes in our long-term strategic outlook and projections for our 3eTI reporting unit and our more narrowed focus on government solutions going forward into 2009.

The net loss for the fourth quarter of 2008 was $20.8 million, or $0.79 per share, compared to a net loss of $37.7 million, or $1.44 per share, for the same period in the prior year.  The 2007 fourth quarter net loss included a non-cash tax expense of $21.4 million due to the need to fully reserve our deferred tax assets.

“In spite of a disappointing fourth quarter, primarily the result of federal orders pushed into 2009, we were still able to accomplish a number of our goals for 2008,” said Michael Jalbert, president and chief executive officer of EF Johnson Technologies, Inc.  “We made substantial progress in the integration of our business operations, reducing our operating and capital costs in 2008, and improving our gross margins,” Jalbert added.

The Company also announced that it is restating financial results for the quarters ended September 30, 2007 and March 31, June 30 and September 30, 2008, respectively, and for the fourth quarter and year ended December 31, 2007, in the Form 10-K, which is being filed today. The previously filed annual report on Form 10-K for 2007 and quarterly reports on Form 10-Q affected by the restatements have not been amended and should not be relied upon.

The restatement is related to a change in accounting treatment for a non-trade receivable from a vendor that resulted from a determination that an agreement between the parties in the third quarter of 2007 to resolve a receivables dispute effectively changed the nature of the non-trade receivable such that it should have no longer have been considered an outstanding receivable.  As a result, the company wrote off this “Other Receivable” as of the third quarter of 2007, thereby requiring the restatement of the quarter ended September 30, 2007, and subsequent quarters.  The cumulative effect of the restatement in 2007 was an increase in cost of sales by $3.4 million and an increased net loss in 2007 from $37.7 million to $41.1 million.   The cumulative effect of the restatement in 2008 was a decrease in cost of sales by $0.8M and a decreased net loss in 2008 from $21.7 million to $20.9 million. The Company’s cumulative loss for the period covered by the restatements increased by $2.7 million and reduced shareholder equity as of December 31, 2008 by $2.7 million. Cash and cash equivalents available to the Company were not affected by the accounting adjustments.

We anticipate that approximately $2.7 million of credits remaining at December 31, 2008 will be received over the next two to three years pursuant to this agreement and will have a positive impact on our gross margin and operating income on a going forward basis.

For 2008, revenues decreased $28.3 million, or 18%, to $126.3 million versus $154.6 million for 2007.  The decline in revenues was attributable to large deliveries against Department of Defense contracts in 2007 not replicated in 2008. Partially offsetting this decline in revenue were increases in revenues associated with the FCC rebanding effort and large deliveries against state and local orders. The operating loss for 2008 was $20.5 million compared to an operating loss of $19.6 million for 2007.  Additionally, the operating loss for 2008 and 2007 included non-cash charges for an impairment of goodwill of $14.9 million and $5.5 million, respectively, as well as non-cash charges for impairment to other 3eTI intangibles of $3.5 million and $0.3 million, respectively.

The net loss for the full year of 2008 was $20.9 million versus a net loss of $41.1 million for the previous year.  The loss per share for 2008 was $0.79 compared to a loss of $1.58 per share for 2007.  The 2007 net loss included non-cash tax expense of $21.5 million associated with reserves for our deferred tax assets.

GAAP to non-GAAP Reconciliation

The Company’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the Company’s revenues and certain costs of operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is adjusted operating income/loss, which is a non- GAAP financial measure. This measure consists of GAAP Income (loss) from operations excluding depreciation of fixed assets, amortization of acquired intangible assets, and goodwill and intangible impairment charges.

Management believes that non-GAAP adjusted Income (loss) from operations provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP adjusted Income (loss) from operations for the periods shown below:

($000’s)	2008	2007 Restated	2006
Revenue	126.3	154.6	96.7
Gross Profit	42.7	41.0	35.4
Gross Margin	33.8%	26.5%	36.6%

Operating Expenses	63.2	60.6	44.0
Income (loss) from operations (EBIT)	(20.5)	(19.6)	(8.6)

Plus: Goodwill and Intangible Impairment	18.4	5.8	0
Plus: Depreciation and Amortization	4.5	4.4	3.1

Adjusted earnings before interest, taxes, depreciation & amortization, and impairments	2.4	(9.4)	(5.5)

In addition to the improved operational performance as noted above as “Adjusted earnings before interest, taxes, depreciation & amortization, and impairments”, other Key Accomplishments for 2008 included:

•                  Strategic orders received

–                 Navy $48 million, multi-year contract for VPMS, $19 million first year funding;

–                 Government of Canada Yukon System Contract $10 million;

•                  Improved Gross Margin from 26.5% to 33.8%;

•                  Completed the integration of our business reducing our operating cost;

•                  Began delivery of our new “ES” portable and mobile radio platforms and related accessories including:

–                 Project 25 trunked and conventional modes, Enhanced Project 25 Vocoder, SMARTNET®/SmartZone® trunking protocols, and mobile Lighting Control Head;

•                  Launched company-wide Performance Excellence program;

•                  Celebrated 85 years in business.

 “Like many other companies in our current economic environment, we anticipate that 2009 will be a difficult year to predict and we plan to be focused on cash management in this uncertain environment, Jalbert stated.  “We intend to aggressively pursue funded state, local and federal opportunities in the markets that we serve with our solid P25 and broadband products, accessories and features.”

The Company’s management plans to discuss its financial results and provide an operational progress report on its investor call Wednesday, April 1, 2009 at 4:00p.m. (EDT).  The investor conference call will be available via live webcast on the EFJohnson Technologies, Inc. website at www.efjohnsontechnologies.com under the tab “Investor Relations.”  Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  The webcast will be archived for 30 days.

To participate by telephone, the domestic dial-in number is 877-407-8031 and the international dial-in number is 201-689-8031.  Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International names. For more information, visit http://www.EFJohnsonTechnologies.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the company’s products and services, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, software feature development and the implementation of application software, successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in the company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2008 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Adjusted EBITDA (as defined above) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of our liquidity. We present Adjusted EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of EFJI nor is it intended to be predictive of potential future results.

EFJOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(in thousands, except share and per share data)

	2008	2007
		(as restated)
Current assets:
Cash and cash equivalents	$11,267	$15,636
Accounts receivable, net of allowance for returns and doubtful accounts of $1,969 and $1,636, respectively	19,515	21,345
Receivables - other	849	3,498
Cost in excess of billings on uncompleted contracts	5,116	3,275
Inventories, net	37,322	33,871
Prepaid expenses	1,632	1,109
Total current assets	75,701	78,734

Property, plant and equipment, net	5,996	7,096
Restricted cash	2,021	—
Goodwill	5,126	20,040
Other intangible assets, net of accumulated amortization	8,770	13,821
Other assets	73	352
TOTAL ASSETS	$97,687	$120,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt obligations	$9	$8
Accounts payable	11,728	13,411
Accrued expenses	10,786	11,232
Billings in excess of cost on uncompleted contracts	217	221
Deferred revenues	1,235	1,010
Total current liabilities	23,975	25,882
Long-term debt obligations, net of current portion	15,006	15,015
Deferred income taxes	631	1,489
Other liabilities	1,106	737
TOTAL LIABILITIES	40,718	43,123

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,336,735 and 26,210,232 issued and outstanding as of December 31, 2008 and December 31, 2007, respectively)	262	262
Additional paid-in capital	154,688	153,356
Accumulated other comprehensive loss	(1,088)	(710)
Accumulated deficit	(96,861)	(75,988)
Less: Treasury stock(18,083 shares at cost at December 31, 2008)	(32)	—
TOTAL STOCKHOLDERS’ EQUITY	56,969	76,920
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$97,687	$120,043

See NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

EFJOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2008, 2007, 2006

(in thousands, except share and per share data)

	Year ended December 31,
	2008	2007	2006
		(as restated)
Revenues	$126,286	$154,610	$96,721
Cost of sales	83,560	113,606	61,291
Gross profit	42,726	41,004	35,430
Operating expenses:
Research and development	10,099	15,677	12,276
Sales and marketing	12,218	13,640	10,470
General and administrative	24,435	24,193	18,928
Amortization of intangibles	1,526	1,613	727
Impairment of goodwill	14,914	5,475	—
Write-off of in-process R&D	—	—	1,600
Total operating expenses	63,192	60,598	44,001
Loss from operations	(20,466)	(19,594)	(8,571)
Interest income	197	1,074	1,551
Interest expense	(1,177)	(1,108)	(506)
Other expense, net	(1)	(1)	—
Loss before income taxes	(21,447)	(19,629)	(7,526)
Income tax benefit (expense)	574	(21,470)	745
Net loss	$(20,873)	$(41,099)	$(6,781)
Net loss per share—Basic	$(0.79)	$(1.58)	$(0.26)
Net loss per share—Diluted	$(0.79)	$(1.58)	$(0.26)
Weighted average common shares—Basic	26,261,062	26,039,246	25,844,956
Weighted average common shares—Diluted	26,690,487	26,404,221	26,207,242

See NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

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